EXHIBIT 99.1

For further Information:

At the Company:	At The Investor Relations Company:	Corporate Headquarters Address:
Ron Santarosa	Tad Gage or Woody Wallace	1880 Century Park East, Suite 800
805-322-9333	312-245-2700	Los Angeles, CA 90067

FOR IMMEDIATE RELEASE

First California Financial Group Announces 2007 Results

•	2007 net income of $7.1 million versus $5.6 million in 2006

•	Asset quality high, no loan loss provision in 2007

•	Liquidity, core funding remain strong

•	Continues to generate operating efficiencies following merger

•	4Q 2007 EPS rises to 22 cents versus 20 cents in 3Q 2007

Los Angeles, CA, February 20, 2008 – First California Financial Group, Inc. (Nasdaq:FCAL) today reported net income rose to $7.1 million for the year ended December 31, 2007, or 66 cents per diluted weighted average share, compared with 2006 net income of $5.6 million or 94 cents per diluted weighted average share.

Net income in 2007 was affected by the merger of equals between FCB Bancorp and National Mercantile Bancorp completed in the 2007 first quarter. The company’s 2007 net income includes nine months, 19 days of combined results as well as the effect of merger-related gains and charges. First California Financial Group, Inc. was a wholly owned subsidiary of National Mercantile Bancorp formed to facilitate the reincorporation merger with National Mercantile Bancorp and the merger with FCB Bancorp, which occurred in March 2007. Accordingly, First California’s historical balance sheet and results of operations before the merger are the same as the historical information of National Mercantile.

Net interest income for the year rose 72% to $40.2 million compared with $23.3 million in 2006, while non-interest income increased over 200% to $5.7 million compared with $1.8 million in 2006. Noninterest income includes service charges on deposit accounts, fees and other income as well as income from loan sales and commissions and trading gains and losses from non-hedge derivatives. The company attributed the dramatic rise in both numbers primarily to the merger.

Net income in fourth quarter 2007 was $2.7 million or 22 cents per diluted share, compared with fourth quarter 2006 net income of $1.7 million or 28 cents per diluted share on fewer shares. Net interest income for the fourth quarter rose to $10.7 million compared with $5.8 million in fourth quarter 2006, while non-interest income increased to $1.7 million compared with $1.1 million in the final quarter of 2006. The merger and modest organic growth throughout the year accounted for the dramatic difference.

C. G. Kum, president and CEO, said economic growth has slowed, but he believes that generally in the communities First California serves – primarily coastal communities in Los Angeles, Ventura and Orange Counties – the diversified business economies have been less affected by economic softness than in other California communities. He pointed out that through the merger, the bank stayed focused and maintained high lending standards that were a hallmark of the three individual banks before the merger.

“Maintaining the highest asset quality is one of our top priorities as we navigate through an uncertain market environment,” explained Kum. “With our merger year behind us, I am ever more confident in the strength of our balance sheet. Our near-term goal is to continue our focus on loan quality, liquidity and capital. In addition, during these uncertain times, we will be vigilant on cost management.”

“We have no exposure to subprime loans or related securities,” the chief executive explained. “About 22 percent of our loan portfolio is construction related. Since the early summer of 2007, we have been aggressive in managing risks in this portfolio. We obtained new appraisals of our construction projects and prompted our builder clients to bolster their interest reserves and to lower their sale prices to be more in-line with the declining market. These loans continue to perform, but we will monitor them closely in light of the uncertain economy.”

The company finished 2007 with $1.1 billion in total assets, up from $502 million in assets at year-end 2006. Deposits grew to $761.0 million compared with $380.6 million at the end of 2006. Loans rose to $746.2 million at year-end compared with $365.7 million at the end of 2006. While much of this was attributable to the merger, management noted that even in a difficult economy, the company added loans, deposits and income as the new entity pursued its increased business opportunities.

First California had no provision for loan losses during any quarter in 2007. Net loan charge-offs for 2007 were $466,000 compared with $38,000 for 2006. The company has one $5.7 million non-accruing loan, which has been in foreclosure and which it believes is backed by real estate more than sufficient to pay off the debt. The increase in the company’s loans past due 90 days and accruing since the end of the third quarter represents one $1.5 million loan that was renewed in January. The company ended 2007 with a 1.05 percent allowance for loan losses to loans compared with 1.30 percent at December 31, 2006.

Income Bolstered by Operating Efficiencies

“Given the economic context, we had a productive first year,” said Kum. “We completed the operational consolidation of the banks on schedule, made great strides to integrate our employees and managers into one corporate culture, and by year-end began building visibility for the First California Bank brand. An immediate goal was to retain the clients of all three banks by providing superior service and convenience. Not only did we accomplish this, but we made good progress to add new clients.”

Kum explained that the company has a strong source of core funding because a third of its total deposits are demand deposits. The company also has access to the wholesale market for increased liquidity if needed. Kum added, “We do not have to chase the highest interest rates.”

Referring to First California’s near term operational goals, Kum explained: “We are continuing to benefit from our merger by making our operations as efficient as possible. We have consolidated facilities to reduce operating costs without impacting service or accessibility. Late in the year, we arranged to sublease a significant amount of unneeded office space, which we estimate will save the company approximately $270,000 a year. We will continue to rationalize back office operations and re-allocate people to eliminate redundancy and work more efficiently.”

The company completed its technology and operational integration within 95 days of the completion of the merger, and focused on building a unified First California Bank culture throughout 2007. Management noted that primarily as a result of the merger, the company’s efficiency ratio at year-end was 63 percent, slightly higher than its 61 percent at the end of 2006. The efficiency ratio remained stable from third to fourth quarter 2007, and was down from 67 percent in first quarter 2007.

During the final quarter of 2007, the company repurchased approximately $2.4 million, or 262,000, of its shares significantly below its book value of $11.81 at December 31, 2007. Management said the company is authorized to repurchase up to $5.0 million in First California common stock.

2008 Outlook

“Like many well-run community banks, we have been somewhat tarred with the same brush as other institutions with credit or asset quality issues which we haven’t experienced,” said Kum. “We’re confident that, in time, investors will recognize our strengths and quality. In the meantime, we recognize the value of First California’s stock, and believe a share buyback is an optimal use of our cash.”

He said the company’s focus in the first half of 2008 will include maintaining high asset quality and ensuring the company’s products and services are positioned to take full advantage of the new First California Bank. Cost management will be the top operational priority, however, Kum said management will also look for selective organic growth opportunities in line with the company’s strategic objectives.

The chief executive concluded, “The economic outlook for 2008 is uncertain, but we feel that First California’s diversified mix of business clients, combined with the comparatively good health of the Southern California communities we serve, will lead to modest organic growth. With the merger behind us, we anticipate putting our capital to greater use in 2008, and anticipate improving our return on assets of .66 percent and return on average equity of 5.34 percent in 2007. We believe our strong capital and asset position will let us pursue additional business opportunities at a time when many competitors are being forced by asset quality issues and liquidity to dramatically pull back.”

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is an emerging force in Southern California banking. With assets exceeding $1 billion, the company operates throughout Southern California, primarily under the First California Bank brand. The bank’s focus is the commercial market, particularly small- and middle-sized businesses and commercial real estate, development and construction concerns. With a commitment to provide the best client service available in its markets, the bank offers a full line of quality commercial banking products through 12 full-service branch offices and one loan production office. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and focus on cost management, First California’s long-term goals of growth and becoming one of the leading business banks in its area, the ability of First California to pursue sound lending opportunities as a result of strong capital and asset position, the monitoring of First California’s construction loan portfolio, the ability of First California to adequately recover on non-accruing loans in foreclosure, the continued stabilization of First California’s loan and deposit base and protection of margins in a changing interest rate environment through its operating plan, the continued benefit from and the creation of additional operating efficiencies, and expected annual savings from the consolidation of office space and operations, the implementation and timing of First California’s share repurchase plan, expected growth and use of capital in 2008, the status of the economy in the Southern California communities served by First California and the search for selective organic growth opportunities in line with the company’s strategic objectives. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, the impact of the current national and regional economy on small business loan demand in Southern California, loan delinquency rates, the ability of First California and First California Bank to retain customers, interest rate fluctuations and the impact on margins, demographic changes, demand for the products and services of First California and First California Bank, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 1880 Century Park East, Suite 800, Los Angeles, CA 90067. Attention: Investor Relations. Telephone (310) 282-6703.

(Financial Tables Follow)

First California Financial Group

Unaudited Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	31-Dec-07	30-Sep-07	30-Jun-07	31-Mar-07	31-Dec-06	30-Sep-06
Income statement summary
Net interest income	$10,658	$10,954	$11,710	$6,922	$5,805	$5,861
Service charges, fees & other income	886	858	824	680	315	273
Loan commissions & sales	586	540	816	257	—	—
Operating expenses	7,845	7,819	8,094	5,249	3,889	3,477
Provision for loan losses	—	—	—	—	104	72
Amortization of intangible assets	372	242	353	62	55	56
Gain on sale of charter	—	—	2,375	—	—	—
Integration/conversion expense	—	540	1,427	3,476	—	—
Expense of early termination of debt	—	—	—	1,564	—	—
Insurance proceeds and other	—	—	—	—	808	—
Trading gains on non-hedge derivatives	224	—	—	—	—	550
Net settlement on interest rate swaps	—	—	—	—	—	5

Income (loss) before tax	4,137	3,751	5,851	(2,492)	2,880	3,084
Tax expense (benefit)	1,475	1,340	2,741	(1,397)	1,196	1,328

Net income (loss)	$2,662	$2,411	$3,110	$(1,095)	$1,684	$1,756

Balance sheet data
Total assets	$1,109,736	$1,091,696	$1,033,782	$1,064,896	$501,563	$494,197
Shareholders’ equity	136,818	135,233	131,209	128,113	45,069	42,777
Common shareholders’ equity	135,818	134,233	130,209	127,113	44,069	41,777
Earning assets	988,982	964,387	914,786	933,048	472,132	465,698
Loans	746,179	756,264	731,098	722,445	365,718	358,220
Loans - held for sale	11,454	3,567	7,256	25,583	—	—
Securities	231,095	204,281	173,654	182,220	104,414	105,478
Federal funds sold & other	255	275	2,777	2,800	2,000	2,000
Interest-bearing funds	759,367	741,246	670,377	723,418	335,633	331,742
Interest-bearing deposits	563,818	566,799	557,034	572,679	264,869	263,678
Borrowings	168,901	147,811	86,721	123,734	55,300	52,600
Junior subordinated debt	26,648	26,635	26,622	27,005	15,464	15,464
Goodwill and other intangibles	60,246	60,231	60,472	60,605	4,410	4,464
Deposits	761,080	767,237	776,587	770,768	380,614	379,418
Asset quality data and ratios
Loans past due 90 days and accruing	$2,848	$890	$953	$100	$—	$338
Nonaccruing loans	5,720	5,720	5,992	334	—	—

Total nonperforming loans	8,568	6,610	6,945	434	—	338
Foreclosed property	197	244	161	303	303	—

Total nonperforming assets	$8,765	$6,854	$7,106	$737	$303	$338

Allowance for loan losses	7,828	8,085	8,296	8,296	4,740	4,661
Allowance for loan losses to loans	1.05%	1.07%	1.13%	1.15%	1.30%	1.30%
Common shareholder data
Basic earnings (loss) per share	$0.23	$0.21	$0.27	$(0.16)	$0.30	$0.32
Diluted earnings (loss) per share	$0.22	$0.20	$0.25	$(0.15)	$0.28	$0.29
Book value per share	$11.81	$11.46	$11.11	$11.01	$7.73	$7.45
Tangible book value per share	$6.57	$6.32	$5.95	$5.76	$7.03	$6.75
Shares outstanding	11,500,520	11,715,310	11,715,185	11,545,601	5,650,147	5,551,267
Basic weighted average shares	11,621,958	11,715,245	11,565,075	6,902,629	5,597,733	5,545,903
Diluted weighted average shares	11,887,269	12,246,499	12,241,087	7,160,279	6,004,100	5,985,837
Selected ratios
Return (loss) on average assets	0.99%	0.93%	1.19%	-0.63%	1.34%	1.43%
Return (loss) on average equity	8.02%	7.19%	9.63%	-5.12%	15.29%	17.05%
Equity to assets	12.33%	12.39%	12.69%	12.03%	8.99%	8.66%
Tangible equity to tangible assets	7.30%	7.27%	7.27%	6.72%	8.18%	7.82%
Efficiency ratio	63.50%	63.30%	60.63%	66.79%	63.55%	51.98%
Net interest margin [tax equivalent]	4.34%	4.62%	5.07%	4.13%	4.86%	5.09%

First California Financial Group

Unaudited Financial Results (con’t)

(in thousands except for share data and ratios)	31-Dec-07	31-Dec-06
Income statement summary
Net interest income	$40,244	$23,348
Service charges, fees & other income	3,248	326
Loan commissions & sales	2,199	—
Operating expenses	29,008	14,805
Provision for loan losses	—	248
Amortization of intangible assets	1,029	223
Gain on sale of charter	2,375	—
Integration/conversion expense	5,443	—
Expense of early termination of debt	1,564	—
Insurance proceeds and other	—	808
Trading gains (losses) on non-hedge derivatives	224	(267)
Net settlement on interest rate swaps	—	925

Income before tax	11,246	9,864
Tax expense	4,158	4,222

Net income	$7,088	$5,642

Balance sheet data
Total assets	$1,109,736	$501,563
Shareholders’ equity	136,818	45,069
Common shareholders’ equity	135,818	44,069
Earning assets	988,982	472,132
Loans	746,179	365,718
Loans - held for sale	11,454	—
Securities	231,095	104,414
Federal funds sold & other	255	2,000
Interest-bearing funds	759,367	335,633
Interest-bearing deposits	563,818	264,869
Borrowings	168,901	55,300
Junior subordinated debt	26,648	15,464
Goodwill and other intangibles	60,246	4,409
Deposits	761,080	380,614
Asset quality data and ratios
Loans past due 90 days and accruing	$2,848	$—
Nonaccruing loans	5,720	—

Total nonperforming loans	8,568	—
Foreclosed property	197	303

Total nonperforming assets	$8,765	$303

Allowance for loan losses	7,828	4,740
Allowance for loan losses to loans	1.05%	1.30%
Common shareholder data
Basic earnings per share	$0.68	$1.02
Diluted earnings per share	$0.66	$0.94
Book value per share	$11.81	$7.73
Tangible book value per share	$6.57	$7.03
Shares outstanding	11,500,520	5,650,147
Basic weighted average shares	10,467,620	5,551,570
Diluted weighted average shares	10,731,694	6,007,186
Selected ratios
Return on average assets	0.66%	1.15%
Return on average equity	5.34%	13.63%
Equity to assets	12.33%	8.99%
Tangible equity to tangible assets	7.30%	8.18%
Efficiency ratio	63.18%	60.85%
Net interest margin [tax equivalent]	4.64%	4.07%

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